EXHIBIT 12



                        SIDLEY AUSTIN BROWN & WOOD LLP

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                                               June 7, 2004



MuniYield Insured Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

MuniInsured Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

          Re:  Reorganization of MuniYield Insured Fund, Inc.
               and MuniInsured Fund, Inc.
               ----------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by MuniYield Insured Fund, Inc. ("MuniYield"), of substantially all of the assets of, and the assumption by MuniYield of substantially all of the liabilities of, MuniInsured Fund, Inc. ("MuniInsured"), and the simultaneous distribution of newly-issued shares of common stock, par value $.10 per share (the "Reorganization"), to the stockholders of MuniInsured. After the Reorganization, MuniInsured will cease to operate, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will have all of its shares cancelled under Maryland law.

     This opinion letter is furnished pursuant to (i) the sections entitled "Agreement and Plan of Reorganization - Procedure" and "Agreement and Plan of Reorganization - Terms of the Agreement and Plan of Reorganization - Amendments and Conditions" in the Joint Proxy Statement and Prospectus, dated April 15, 2004, contained in the Registration Statement on Form N-14 (File No. 333-113433) of MuniYield, as amended and supplemented to date (the "N-14 Registration Statement"), and (ii) Sections 8(g) and 9(h) of the Agreement and Plan of Reorganization, dated April 14, 2004, by and between MuniYield and MuniInsured (the "Plan")

Sidley Austin Brown & Wood LLP
                                                                      New York
MuniYield Insured Fund, Inc.
MuniInsured Fund, Inc.
June 7, 2004
Page 2






as a condition of closing. All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the N-14 Registration Statement and (c) certain representations concerning the Reorganization made by (i) MuniYield in a letter dated June 7, 2004 and
(ii) MuniInsured in a letter dated June 7, 2004 (together, the
"Representations").

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by MuniYield of substantially all of the assets of MuniInsured, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and MuniYield and MuniInsured will each be a "party" to a reorganization within the meaning of section 368(b) of the Code.

     2. In accordance with section 361(a) of the Code, MuniInsured will not recognize any gain or loss either on the transfer of substantially all of its assets to MuniYield in exchange solely for shares of common stock of MuniYield ("MuniYield common stock") or on the simultaneous distribution of MuniYield common stock to the stockholders of MuniInsured.

     3. Under section 1032 of the Code, MuniYield will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with section 354(a)(1) of the Code, stockholders of MuniInsured will recognize no gain or loss on the exchange of their corresponding shares of common stock of MuniInsured solely for shares of common stock of MuniYield, except to the extent that a stockholder of MuniInsured receives cash in lieu of fractional shares of common stock of MuniYield.

     5. The basis of the assets of MuniInsured received by MuniYield will be the same as the basis of such assets to MuniInsured immediately before the Reorganization under section 362(b) of the Code.

     6. Under section 358 of the Code, the basis of the shares of common stock of MuniYield received by stockholders of MuniInsured will be the same as the basis of the corresponding shares of common stock of MuniInsured exchanged pursuant to the Reorganization.

Sidley Austin Brown & Wood LLP
                                                                      New York
MuniYield Insured Fund, Inc.
MuniInsured Fund, Inc.
June 7, 2004
Page 3






     7. Under section 1223 of the Code, the holding period of the shares of common stock of MuniYield received in the Reorganization will include the holding period of the corresponding shares of common stock of MuniInsured exchanged pursuant to the Reorganization, provided that such shares of common stock were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by MuniYield from MuniInsured will include the period during which such assets were held by MuniInsured under section 1223 of the Code.

     9. The payment of cash to stockholders of MuniInsured in lieu of fractional shares of common stock of MuniYield will be treated as though the fractional shares were distributed as part of the Reorganization and then redeemed by MuniYield. The cash payment will be treated as a distribution in full payment for the fractional share of common stock of MuniInsured deemed redeemed under section 302(a) of the Code, with the result that such MuniInsured stockholder will have short-term or long-term capital gain or loss to the extent that the cash distribution differs from the basis allocable to such stockholder's fractional share.

     10. Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, MuniYield will succeed to and take into account the items of MuniInsured described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the tax year of MuniInsured will end on the date of the Reorganization.

     Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                    Very truly yours,
                                    /s/ Sidley Austin Brown & Wood LLP